EXHIBIT 4
SUPPORT AGREEMENT
     This SUPPORT AGREEMENT (this “Agreement”), dated as of December 4, 2009, is entered into by and among [                    ] (“Stockholder”), on the one hand, and TCV VII, L.P., a Cayman Islands exempted limited partnership and TCV VII(A), L.P., a Cayman Islands exempted limited partnership (collectively, “TCV”), on the other hand.
     WHEREAS, contemporaneously with the execution of this Agreement, TCV, certain affiliated funds of Trident Capital, Inc., certain affiliated funds of Weber Capital Management, LLC, and XATA Corporation, a Minnesota corporation (the “Company”) are entering into that certain Note Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), providing, among other things, for (i) the issuance of Senior Mandatorily Convertible Promissory Notes (the “Notes”), dated as of the date hereof, in the aggregate principal amount of $30,200,000 and (ii) upon receipt of necessary approvals from the Company’s shareholders and the subsequent creation of a new series of convertible Series G Preferred Stock of the Company, the conversion of the Notes into, in the aggregate (x) approximately 10,066,667 shares (subject to adjustment for stock dividends, stock splits and similar events) of such newly-designated Series G Preferred Stock of the Company (the “Preferred Shares”), and (y) warrants to purchase approximately 3,020,000 shares of Company Common Stock (the “Warrants”) at an exercise price of $3.00 per share (in each case, subject to similar adjustments); and
     WHEREAS, as a condition of and inducement to TCV’s willingness to enter into the Purchase Agreement, Stockholder has agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     “Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company with respect to which Stockholder or any of its Affiliates acquire beneficial ownership after the date hereof and prior to the termination of this Agreement.
     “Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.
     “Alternative Transaction” has the meaning set forth in the Purchase Agreement.
     “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning given to such term in Section 302A.011, subd. 41, of the Minnesota Business Corporation Act.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by applicable law to close.
     “Company Common Stock” means the common stock, par value $0.01, of the Company.
     “Company Warrants” means warrants to purchase shares of Company Common Stock.
     “Covered Shares” means the Owned Shares and Additional Owned Shares; provided, however, in the event it is determined that TCV or an Affiliate of TCV has beneficial ownership of the Owned Shares or the Additional Owned Shares by virtue of this Agreement or otherwise and, if added to all other shares of capital stock of the Company, if any, as to which TCV or an Affiliate of TCV has beneficial ownership (the “Other TCV Shares”), TCV would be determined to exercise or direct the exercise of a new range of voting power within any of the ranges specified in Section 302A.671, subdivision 2, paragraph (d) of the Minnesota Business Corporation Act (a “New Voting Power Range”), then the number of Covered Shares subject to this Agreement shall automatically be reduced, without further action by, or on behalf of, TCV, the Company or the Stockholder, on a pro rata basis with any Other TCV Shares that are subject to any other Support Agreement (x) first, as to the shares of capital stock of the Company issuable upon exercise of Company Warrants held by the Stockholder and any stockholders party to another Support Agreements (with the effect that such Company Warrants and any shares of capital stock of the Company issuable or issued upon exercise of such Company Warrants shall not be subject to the provisions of this Agreement or the other Support Agreement, as applicable), until the remaining Covered Shares subject to this Agreement taken together with any Other TCV Shares, shall be less than the New Voting Power Range (the “Company Warrant Reduction”), and, if such Company Warrant Reduction is not sufficient to reduce the Covered Shares, when taken together with the Other TCV Shares, to less than the New Voting Power Range, then (y) second, as to the outstanding shares of Company Common Stock or other equity securities held by the Stockholder and any stockholders party to another Support Agreement, until the remaining Covered Shares subject to this Agreement, taken together with the Other TCV Shares, shall be less than the New Voting Power Range.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Governmental Entity” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
     “Liens” has the meaning assigned thereto in Section 5(a) hereof.
     “Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company with respect to which Stockholder or any of its Affiliates has

“beneficial ownership” (as defined in Section 302A.011, subd. 41, of the Minnesota Business Corporation Act) as of the date hereof.
     “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).
     “Representatives” has the meaning assigned thereto in Section 3(b) hereof.
     “Support Agreements” means, collectively, this Agreement and each of the other Support Agreements, dated as of even date herewith, between TCV and another stockholder of the Company party thereto.
     “Term” has the meaning assigned thereto in Section 6 hereof.
     “Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     2. Stockholder Vote.
     (a) Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, Stockholder shall, and shall cause any other holder of record to (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares (A) in favor of the approval of the Purchase Agreement and the Notes, including the execution and delivery by the Company of the Purchase Agreement and the Notes, the approval of the terms thereof and each of the other actions, agreements, or transactions contemplated by the Purchase Agreement, the Notes and this Agreement, (B) in favor of approving any amendment to the Company’s articles of incorporation as contemplated by the Purchase Agreement (the “Articles Amendment”) and in favor of any amendment to any certificate of designation of preferences of any series of preferred stock of the Company (the “Existing Preferred Stock”), to the extent that the Stockholder or its Affiliates have beneficial ownership of any shares of any such series of Existing Preferred Stock (the “Certificates Amendments”), (C) in favor of any approvals necessary or required under the rules and regulations of Nasdaq in connection with the transactions contemplated by the Purchase Agreement and the Notes and the issuance of any Securities, including approval of the sale and issuance by the Company of the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares under Nasdaq Listing Rule 5635 (the “Regulatory Approvals”), (D) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Purchase Agreement or the Notes, the Articles Amendment, the Certificates Amendments or the Regulatory Approvals, (E) against any

Alternative Transaction (as defined in the Purchase Agreement), (F) against any change in the business, management or Board of Directors of the Company (other than (x) in connection with the transactions described in clauses (A)-(C) or (y) as approved by a majority of the Board of Directors) and (G) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Purchase Agreement, the Notes, the approval of the Articles Amendment or the Certificates of Amendment, or the Regulatory Approvals, (2) result in a breach in any respect of any covenant or any other obligation or agreement of the Company under the Purchase Agreement or the Notes, or (3) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company (other than as contemplated by the Purchase Agreement). Stockholder shall not commit or agree to take any action inconsistent with the foregoing.
     3. No Disposition or Solicitation.
     (a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of TCV, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.
     (b) Non-Solicitation. Stockholder hereby agrees that Stockholder shall not, and shall cause its Affiliates, representatives and agents (including its investment bankers, attorneys and accountants) (collectively, its “Representatives”) not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any Company Subsidiaries to, enter into any agreement with, or otherwise take any other action to assist or facilitate, any person (other than TCV or any of its Representatives) relating to any Alternative Transaction. Stockholder shall immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Alternative Transaction. Stockholder shall immediately communicate to TCV the terms of any Alternative Transaction (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Alternative Transaction or inquiry which it may receive. Stockholder shall keep TCV fully informed, on a current basis, of the status and terms of any such Alternative Transaction or inquiry. Any violation of the foregoing restrictions by Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by Stockholder.
     4. Additional Agreements.

     (a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.
     (b) Stop Transfer; Legends. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares.
     (c) Waiver of Actions. Stockholder hereby (i) waives and agrees not to exercise rights of appraisal or rights to dissent, if any, that it may have in connection with any of the transactions contemplated by the Purchase Agreement or this Agreement and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against TCV, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Purchaser Agreement or the Notes or the consummation of the transactions contemplated hereby and thereby, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Purchase Agreement, the Notes or the transactions contemplated thereby.
     (d) Communications. Unless required by applicable law, Stockholder shall not, and shall cause its Representatives not to, make or issue any press release, public announcement or other communication with respect to the business or affairs of the Company or TCV, including this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby, without the prior written consent of TCV. Stockholder hereby (i) consents to and authorizes the publication and disclosure by TCV and the Company of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other agreements related to the transactions contemplated hereby, and any other information that TCV or the Company reasonably determines to be necessary or desirable in any press release or any other disclosure document (including the proxy statement to be filed with the Securities and Exchange Commission for the purposes of obtaining Shareholder Approval) in connection with the transactions contemplated by the Purchase Agreement and the Notes, and (ii) agrees as promptly as practicable to notify TCV of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.
     (e) Additional Owned Shares. Stockholder hereby agrees, while this Agreement is in effect, to notify TCV promptly in writing of the number and description of any Additional Owned Shares.
     5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to TCV as follows:

     (a) Title. Stockholder is the sole record and beneficial owner of the shares of Company Common Stock set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by Stockholder and its Affiliates on the date hereof and neither Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Disclosed Owned Shares. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other the matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by (a) this Agreement, (b) to the extent Stockholder is a party thereto, the Amended and Restated Voting Agreement between the Company and the other signatories thereto, dated as of even date herewith, and (c) to the extent Stockholder is a party thereto, the Voting Agreement between the Company and the other signatories thereto, dated as of even date herewith) (collectively, “Liens”).
     (b) Organization and Qualification. Stockholder is duly organized and validly existing in good standing under the laws of its state of organization.
     (c) Authority. Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder (or its governing body) are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     (d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by TCV, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.
     (e) No Filings; No Conflict or Default. Except for applicable requirements, if any, under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, (iv) render any state takeover statute or similar statute or regulation applicable to the transaction contemplated by the Purchase Agreement or the Notes, or (v) contravene or conflict with Stockholder’s limited partnership agreement, membership agreement, articles of incorporation or bylaws or equivalent organizational documents, in each case, except for any such conflict, breach, default or violation which would not adversely effect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
     (f) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
     (g) No Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.
     (h) Receipt; Reliance. Stockholder has received and reviewed a copy of the Purchase Agreement and the Notes. Stockholder understands and acknowledges that TCV is entering into the Purchase Agreement and the Notes in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
     6. Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of TCV and Stockholder and (ii) the conversion or payment in full of all of the Notes in accordance with their terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) this Section 6 and Section 8 shall survive any termination of this Agreement.
     7. No Limitation. Notwithstanding anything herein to the contrary, if Stockholder has Representatives who are directors of the Company, nothing herein shall prevent such Representatives from taking any action solely in such Representative’s capacity as a director of the Company in order to comply with such director’s fiduciary duties to the stockholders of the Company.
     8. Miscellaneous.

     (a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
     (b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.
     (c) No Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by TCV) or TCV (in the case of an assignment by Stockholder); provided that TCV may assign its rights and obligations hereunder to an Affiliate of TCV, but no such assignment shall relieve TCV of its obligations hereunder.
     (d) Binding Successors. Without limiting any other rights TCV may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder and thereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators or successors.
     (e) Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of TCV and Stockholder.
     (f) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (i) upon receipt, if delivered personally or by first class mail, postage pre-paid, (ii) on the date of transmission, if sent by facsimile transmission (with confirmation of receipt), or (iii) on the Business Day after dispatch, if sent by nationally recognized, documented overnight delivery service, as follows:
If to Stockholder:
At the address and facsimile number set forth on Schedule I hereto.
If to TCV:
Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301

Attention: Frederic Fenton
Facsimile.: (650) 614-8222
Copy to:
Latham & Watkins LLP
140 Scott Dr.
Menlo Park, CA
Attention: Peter Kerman
Facsimile No.: (650) 463-2600
or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.
     (g) Severability. This Agreement shall be deemed severable; the invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity, legality or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.
     (h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
     (j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     (k) Governing Law. This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota without giving effect to the principles of conflict of laws.
     (l) Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Minnesota sitting in Minneapolis, Minnesota and the United States District Court for the District of Minnesota for any actions, suits or proceedings arising out of or relating to this Agreement or the transaction contemplated hereby, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 8(f) hereof, shall be effective service of process for any such action, suit or proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in such courts and (v) agrees not to plead or claim in any court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     (m) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(M).
     (n) Specific Performance. The parties hereto agree that TCV would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by Stockholder, and that TCV would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that TCV shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     (o) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

     (p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     (q) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.
     (r) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in TCV any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and TCV shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.
[Signature page follows.]

     IN WITNESS WHEREOF, TCV and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

TCV VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:
	Name:	Frederic D. Fenton
	Title:	Attorney in Fact

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:
	Name:	Frederic D. Fenton
	Title:	Attorney in Fact
[Signature page to Support Agreement]

[STOCKHOLDER]

Name:
Title:

[Signature page to Support Agreement]

SCHEDULE I

Number of Shares of
Company Common Stock
Name and Contact Information for Stockholder	Beneficially Owned

[Stockholder]	[ ]
[Address]